Exhibit 23.1

        We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 1 to Form S-3 Registration Statement (No. 333-112731) for 18,118,246 shares of its common stock of our report dated January 27, 2004, except for Note 20 as to which the date is February 13, 2004, with respect to the consolidated financial statements and financial statement schedules of Omega Healthcare Investors, Inc. included in the Annual Report on Form 10-K dated December 31, 2003, and our report dated February 10, 2003, except for the seventh paragraph of Note 19, as to which the date is February 28, 2003, and Note 20 as to which the date is February 4, 2004, with respect to the consolidated financial statements and financial statement schedules of Omega Healthcare Investors, Inc. included in the Current Report on Form 8-K dated February 5, 2004.

Chicago, Illinois
February 18, 2004